EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock of Alynx, Co., and that this Agreement be included as an Exhibit to such joint filing.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 15th day of February, 2008.

/s/ Matthew J. Miller
Matthew J. Miller, individually and as co-trustee of the Veritas Trust

/s/ Samantha S. Miller
Samantha S. Miller, as co-trustee of the Veritas Trust

/s/ Matthew J. Miller
Veritas Trust, by Matthew Miller, co-trustee